Exhibit 10.9

EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”) is made as of the 1st day of August, 2013 (the “Commencement Date”), between Behringer Harvard Multifamily REIT I, Inc., a Maryland corporation (the “Company”) and Behringer Harvard Multifamily Operating Partnership I LP (the “Operating Partnership”), a Delaware limited partnership, and Margaret Daly (the “Executive”).
WHEREAS, the Operating Partnership and the Company, along with any subsidiaries or affiliates of the Operating Partnership or the Company which (currently or in the future may) employ or pay the Executive (collectively the “Employers”), desire to employ the Executive and the Executive desires to be employed by the Employers to provide services for the Employers and their respective wholly‑owned subsidiaries on the terms contained herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.Employment.
(a)Term. The Employers hereby employ the Executive, and the Executive hereby accepts such employment, for an initial term commencing as of the Commencement Date and continuing until the third anniversary of the Commencement Date (the “Initial Term”), unless sooner terminated in accordance with the provisions of Section 3; with such employment to automatically continue following the Initial Term for an additional one-year period in accordance with the terms of this Agreement (subject to termination as aforesaid) unless either party notifies the other party in writing of its intention not to renew this Agreement at least 60 days prior to the expiration of the Initial Term (the Initial Term, together with any such extension of employment hereunder, shall hereinafter be referred to as the “Term”).
(b)Position and Duties. The Executive shall serve as the Senior Vice President - Property Management of the Company. The Executive shall have supervision and control over and responsibility for the day-to-day business and affairs of the Employers and shall have such other powers and duties as may from time to time be prescribed by the Board of Directors of the Company (the “Board”). The Executive shall report to the Company’s President and Chief Operating Officer. The Executive shall devote her full working time and efforts to the business and affairs of the Employers and their subsidiaries. Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the approval of the Board, or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not materially interfere with the Executive’s performance of her duties to the Employers as provided in this Agreement.
2.    Compensation and Related Matters.
(a)    Base Salary. During the Term, the Executive’s annual base salary shall be no less than $275,000. The Executive’s base salary shall be redetermined annually by the

Compensation Committee of the Board (the “Compensation Committee”) and when increased, may not be reduced without the Executive’s consent. The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Employers’ usual payroll practices for senior executives.
(b)    Cash Incentive Compensation. During the Term, the Executive shall be eligible to receive cash incentive compensation as determined by the Compensation Committee from time to time in accordance with the Company’s executive annual incentive plan, which terms and conditions shall be communicated to the Executive prior to April 1 (or such other agreed upon period) after the beginning of each calendar year ending after 2013 during the Term. The cash incentive compensation for 2013 shall be determined as if the Executive had been employed by the Employers since January 1, 2013, but shall be offset by any bonus payable by Behringer Harvard Multifamily Advisors I, LLC or its subsidiaries or affiliates (“Behringer Harvard”) for the Executive’s service in 2013. The Executive’s target annual cash incentive compensation shall be 50 percent of her Base Salary. The cash incentive compensation will be predicated on both objective corporate (e.g., EBITDA, FFO, NOI growth, occupancy/leasing goals, investment activity, etc.) and individual measures to be mutually agreed upon between the Executive and the Compensation Committee. The amount of cash incentive compensation awarded to the Executive each year shall be reasonable in light of the contributions made by the Executive for such year in relation to the contributions made and the cash incentive compensation awarded to other senior executives of the Employers for such year. Cash incentive compensation for any year, if awarded by the Compensation Committee, shall be paid in the first 75 days after the beginning of the subsequent calendar year.
(c)    Long-Term Incentive Awards. The Executive shall be entitled to receive equity awards at the discretion of the Compensation Committee under the Company’s Amended and Restated 2006 Incentive Award Plan, as amended by the Company to conform to (and be consistent with) this Agreement and otherwise as thereafter amended (and any other successor plan). The Executive’s target annual long-term incentive award shall be equal to at least 50 percent of her Base Salary plus her target annual cash incentive compensation attributable to such calendar year during the Term. The long-term incentive award for 2013 shall be determined as if the Executive had been employed by the Employers since January 1, 2013. The size of each equity award granted to the Executive shall be reasonable in light of the contributions made or anticipated to be made by the Executive for the period for which such equity award is made. Each long-term incentive award shall be in writing and shall include all vesting and relevant performance terms and conditions.
(d)    Expenses. The Executive shall be entitled to receive reimbursement, within 30 days, for all reasonable expenses incurred by her during the Term in performing services hereunder, subject to compliance with the policies and procedures for expense reimbursement then in effect and established by the Employers for their senior executives. The Executive shall be reimbursed up to $5,000 for any legal fees incurred in the preparation of this Agreement within 30 days of receiving an invoice from the Executive’s law firm for such legal expenses.

(e)    Other Benefits. During the Term, the Executive shall participate in all benefit plans of the Employers for which she is eligible under the terms of such plans and shall receive benefits as provided by the Employers from time to time at a level no less favorable than those provided to other senior executives of the Employers. Through the end of the month during which the Employers establish benefit plans for their employees which cover the Executives (other than medical, dental and vision benefits offered through a third party provider or a professional service organization (“PEO”)), the Executive shall receive $3,050 each month of employment in lieu of benefits, to be offset by any contributions made by the Employers on behalf of the Executive towards medical, dental and vision benefits provided through a PEO. The Employers shall also cause the Executive to receive predecessor service credit with respect to periods of service with Behringer Harvard or their respective affiliates under all benefit, vacation, leave, seniority programs and similar of the Employers for purposes of vesting and eligibility.
(f)    Indemnification and Directors’ and Officers’ Insurance. The Employers shall indemnify the Executive to the same extent as it indemnifies its other officers and members of the Board under the Employers’ Articles of Incorporation, Bylaws and other organizational documents as in effect from time to time and to the fullest extent permitted by law. The Executive shall also be covered by the Employers’ directors’ and officers’ liability, errors and omissions, special crime and fiduciary insurance policies in effect from time to time.
(g)    Paid Time Off. During the Term, the Executive shall be entitled to receive paid time off (“Paid Time Off”) in accordance with the policy of the Employers in effect from time to time under terms no less favorable than those provided by Behringer Harvard on July 31, 2013 with respect to the Executive.
3.    Termination. During the Term, the Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:
(a)    Death. The Executive’s employment hereunder shall terminate upon her death.
(b)    Disability. The Employers may terminate the Executive’s employment if she is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement (disregarding any reasonable accommodation) for a period of 90 consecutive days or for an aggregate of 180 days in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions (disregarding any reasonable accommodation), the Executive may, and at the request of the Employers shall, submit to the Employers a certification in reasonable detail by a physician jointly selected by the Employers and the Executive or the Executive’s guardian or representative as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If the Executive shall fail to submit such certification, the Employers’ determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.
(c)    Termination by the Employers for Cause. The Employers may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) the Executive’s dishonest or fraudulent action, willful misconduct or gross negligence in the conduct of her duties to the Employers; (ii) the Executive’s conviction of, or pleading nolo contendere to, a felony; (iii) a material failure by the Executive to devote substantially all of her business time to the business of the Employers that is not cured by the Executive within 60 days after receiving written notice of such failure, unless such failure is due to an illness, injury or disability of the Executive or exercise of legally entitled rights such as under the Family Medical and Leave Act (“FMLA”) by the Executive; (iv) a material failure by the Executive to follow the Employers’ good faith instructions and directives that is not cured by the Executive within 60 days after receiving written notice of such failure, unless such failure is due to an illness, injury or disability of the Executive or exercise of legally entitled rights such as under FMLA by the Executive; (v) the Executive’s unreasonable and material neglect, refusal or failure to perform her assigned duties that is not cured by the Executive within 60 days after receiving written notice of such neglect, refusal or failure, unless such failure is due to an illness, injury or disability of the Executive or exercise of legally entitled rights such as under FMLA by the Executive; (vi) the Executive’s material breach of this Agreement; (vii) the Executive’s material breach of the Employers’ Code of Business Conduct Policy that if curable, is not cured within ten (10) business days; (viii) any governmental regulatory agency recommendations or orders that the Employers terminate the employment of the Executive or relieve her of her duties; or (ix) any other act or omission by the Executive that would reasonably be expected to result in material reputational harm to the Employers, their subsidiaries or affiliates.
(d)    Termination Without Cause. The Employers may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Employers of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.
(e)    Termination by the Executive. The Executive may terminate her employment hereunder at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material breach of this Agreement by the Employers, (ii) a diminution of, or reduction or adverse alteration of, the Executive’s duties or responsibilities, or the Employers’ assignment of duties, responsibilities or reporting requirements that are inconsistent with her position or that materially expand her duties, responsibilities or reporting requirements without the Executive’s consent, or (iii) any requirement by the Employers that the Executive relocate to a principal place of business more than 35 miles from the physical location of the principal office work location of the Executive on the Commencement Date. “Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Employers in writing of the Good Reason condition within 90 days of when the Executive has actual knowledge of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Employers’ efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates her employment within 30 days after the end of the Cure Period. If the Employers cure the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.
(f)    Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Employers or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.
(g)    Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by her death, the date of her death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b) or by the Employers for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Employers under Section 3(d), 30 days after the date on which a Notice of Termination is given; (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) without Good Reason, 30 days after the date on which a Notice of Termination is given, and (v) if the Executive’s employment is terminated by the Executive under Section 3(e) with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, (A) in the event that the Executive gives a Notice of Termination to the Employers, the Employers may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Employers for purposes of this Agreement, and (B) in the event that the Employers terminate the Executive’s employment without Cause under Section 3(d), the Employers may unilaterally accelerate the Date of Termination to any earlier effective date provided that the Employers continue to pay the Executive the Base Salary for the 30-day period immediately following the date on which a Notice of Termination is given to the Executive.
4.    Compensation Upon Termination.
(a)    Termination Generally. If the Executive’s employment with the Employers is terminated for any reason, the Employers shall pay or provide to the Executive (or to her authorized representative or estate) (i) any Base Salary earned through the Date of Termination, unpaid expense reimbursements (subject to, and in accordance with, Section 2(d) of this Agreement) and unused Paid Time Off that accrued through the Date of Termination on or before the time required by law but in no event more than 30 days after the Executive’s Date of Termination; (ii) any vested benefits the Executive may have under any employee benefit plan of the Employers through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans; and (iii) except in the case of the Executive’s termination by the Employers for Cause, any awarded and unpaid cash incentive compensation, including, but not limited to any cash incentive compensation referenced in this Agreement or other compensation or benefits which the Executive has earned on or before termination (collectively, the “Accrued Benefit”).
(b)    Termination on Account of Death or Disability. During the Term, if the Executive’s employment is terminated on account of death under Section 3(a) or disability under Section 3(b), the Employers shall pay the Executive (or her authorized representative or estate) her Accrued Benefit. The Employers shall also provide the Executive (or her authorized representative or estate) with a lump sum payment equal to 100 percent of her Base Salary within 60 days of the Date of Termination. In addition, the Executive (or her authorized representative or estate) shall also be entitled to receive the pro rata portion of any cash incentive compensation which would have been earned by the Executive during such year of termination had such Executive remained employed the entire year and as determined by the Compensation Committee pursuant to Section 2(b), determined by multiplying such cash incentive compensation by a fraction, the numerator of which equals the number of days the Executive is employed by the Employers during such year to the Date of Termination, and the denominator of which equals 365 (the “Pro-Rated Bonus”). The Pro-Rated Bonus shall be paid at the same time that the Employers pay cash incentive compensation to other executives under Section 2(b). Upon the Date of Termination, all equity awards with time-based vesting shall immediately fully vest in accordance with their terms and become non-forfeitable. Each equity award which has been granted (or any other equity award which would otherwise have been granted to the Executive during the applicable performance period/calendar year in the ordinary course) with performance vesting shall vest at an amount based upon the Employers’ achievement of performance goals through the end of performance period, multiplied by a fraction, the numerator of which shall be the number of days the Executive was employed by the Employers from the commencement of the performance period through the Date of Termination and the denominator of which shall be the total number of days in the performance period.
(c)    Termination by the Employers Without Cause or by the Executive with Good Reason. During the Term, if the Executive’s employment is terminated by the Employers without Cause as provided in Section 3(d), or the Executive terminates her employment for Good Reason as provided in Section 3(e), then the Employers shall pay the Executive her Accrued Benefit. The Employers shall also pay the Executive her Pro-Rated Bonus at the same time that the Employers pay cash incentive compensation to other executives under Section 2(b). In addition, subject to the Executive signing a general release of claims in favor of the Employers and related persons and entities in a form and manner satisfactory to the Employers and the expiration of the applicable seven-day revocation period (the “Release Condition”), all within 60 days from the Date of Termination:
(i)    the Employers shall pay the Executive an amount equal to 2.0 times the sum of (A) the Executive’s Base Salary plus (B) the Executive’s Incentive Compensation determined on the Date of Termination. For purposes of this Agreement, “Incentive Compensation” shall mean the average of the annual cash incentive compensation under Section 2(b) received by the Executive each year during the Term of the Agreement; and

(ii)    upon the Date of Termination, all equity awards with time-based vesting shall immediately fully vest in accordance with their terms and become non-forfeitable and each equity award which has been granted (or any other equity award which would otherwise have been granted to the Executive during the applicable performance period/calendar year in the ordinary course) with performance vesting shall vest at an amount based on the Employers’ achievement of performance goals through the end of the performance period, multiplied by a fraction, the numerator of which shall be the number of days the Executive was employed by the Employers from the commencement of the performance period through the Date of Termination and the denominator of which shall be the total number of days in the performance period; and
(iii)    if the Executive was participating in the Employers’ group medical, vision and dental plan immediately prior to the Date of Termination, then the Employers shall provide the Executive with a lump sum payment equal to (A) 18 times the amount of monthly employer contribution that the Employers made to an insurer (or as otherwise determined on an actuarial basis based upon the applicable monthly premium for continuation coverage under section 4980B of the Code and corresponding provisions of ERISA (“COBRA”)) to provide medical, vision and dental insurance to the Executive and her dependents in the month immediately preceding the Date of Termination, plus (B) the amount the Employers would have contributed to their health reimbursement arrangement on the Executive’s behalf for 18 months from the Date of Termination if the Executive had remained employed by the Employers; and
(iv)    the amounts payable under Subsections (i) and (iii) shall be paid in a lump sum within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such amounts shall be paid in the second calendar year no later than the last day of such 60-day period.
(d)    Expiration/Non-Renewal of the Agreement by the Employers. For the avoidance of doubt, a non-renewal of this Agreement by the Employers (in accordance with Section 1(a) above) will not constitute a termination of employment by the Employers without Cause and the Executive acknowledges that the severance provisions of Section 4(c) will not apply.
5.    Change in Control Payment. The provisions of this Section 5 set forth certain terms of an agreement reached between the Executive and the Employers regarding the Executive’s rights and obligations upon the occurrence of a Change in Control of the Company or the Operating Partnership. These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 4(c) regarding severance pay and benefits upon a termination of Executive’s employment, if such termination of employment occurs within 18 months after the occurrence of the first event constituting a Change in Control. Except for Section 5(a), which applies regardless, these provisions shall terminate and be of no further force or effect with respect to a Change in Control beginning 18 months after the occurrence of such Change in Control.

(a)    Treatment of Equity Awards. Upon a Change of Control, all equity awards with time-based vesting shall immediately fully vest and become non-forfeitable and each equity award which has been granted (or any other equity award which would otherwise have been granted to the Executive during the applicable performance period/calendar year in the ordinary course) with performance vesting shall vest at an amount based upon and to the extent of the Employers’ achievement of performance goals during the performance period under each such equity award through the end of the calendar month immediately preceding the Change in Control.
(b)    Severance. During the Term, if within 18 months after a Change in Control, the Executive’s employment is terminated by the Employers without Cause as provided in Section 3(d) or the Executive terminates her employment for Good Reason as provided in Section 3(e), then the Employers shall pay the Executive her Accrued Benefit. The Employers shall also pay the Executive her Pro-Rated Bonus at the same time that the Employers pay cash incentive compensation to executives under Section 2(b). Subject to the satisfaction of the Release Condition, all within 60 days from the Date of Termination,
(i)     the Employers shall pay the Executive a lump sum in cash in an amount equal to 2.0 times the sum of (A) the Executive’s current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher) plus (B) the Executive’s Incentive Compensation determined on the Date of Termination; and
(ii)    if the Executive was participating in the Employers’ group medical, vision and dental plan immediately prior to the Date of Termination, then the Employers shall provide the Executive with a lump sum payment equal to (A) 18 times the amount of monthly employer contribution that the Employers made to an insurer (or as otherwise determined on an actuarial basis based upon the applicable monthly premium for continuation coverage under COBRA) to provide medical, vision and dental insurance to the Executive and her dependents in the month immediately preceding the Date of Termination, plus (B) the amount the Employers would have contributed to their health reimbursement arrangement on the Executive’s behalf for 18 months from the Date of Termination if the Executive had remained employed by the Employers; and
(iii)    the amounts payable under Subsections (i) and (ii) shall be paid in a lump sum within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such amounts shall be paid in the second calendar year no later than the last day of such 60-day period.
(c)    Additional Limitation.
(i)    Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Employers to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable regulations thereunder (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:
(A)    If the Severance Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes payable by the Executive on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, the Executive shall be entitled to the full benefits payable under this Agreement.
(B)    If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the Severance Payments shall be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments shall not exceed the Threshold Amount. In such event, the Severance Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.
(ii)    For the purposes of this Section 5(c), “Threshold Amount” shall mean three times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by the Executive with respect to such excise tax.
(iii)    The determination as to which of the alternative provisions of Section 5(c)(i) shall apply to the Executive shall be made by a nationally recognized accounting firm jointly selected by the Employers and the Executive (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Employers and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Employers or the Executive. For purposes of determining which of the alternative provisions of Section 5(c)(i) shall apply, the Executive shall be deemed to pay federal income taxes at the estimated marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Employers and the Executive.

(d)    Definitions. For purposes of this Section 5, the following terms shall have the following meanings:
“Change in Control” shall mean any of the following:
(i)    any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Employers, any of their subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Employers or any of their subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing more than 50 percent of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly by the Company or the Operating Partnership); or
(ii)    the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or
(iii)    the date a majority of the members of the Board is replaced during the 12-month period immediately following any consolidation or merger (or similar transaction) of the Company or the Operating Partnership; or
(iv)    the consummation of (A) any consolidation or merger of the Company or the Operating Partnership where the shareholders of the Company and the unit holders of the Operating Partnership taken as a whole and considered as one class immediately before the transaction, or the unit holders of the Operating Partnership, as the case may be, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the entity issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer, liquidation or dissolution (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of more than 50 percent of the assets of the Company or the Operating Partnership, whether owned directly or indirectly through one or more affiliates, subsidiaries or joint ventures.
Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of any acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to more than 50 percent of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns more than 50 percent of the combined voting power of all of the then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (i). A Change in Control shall not be deemed to have occurred in connection with any internal corporate restructuring.
6.    Section 409A.
(a)    Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Employers determine that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.
(b)    All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Employers or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)    To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A‑1(h).
(d)    The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A‑2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(e)    The Employers make no representation or warranty and shall have no liability to the Executive or any other person for violations in form if any provisions relating to the form of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
(f)    Notwithstanding anything in this Section 6 to the contrary, all payments which can be paid under this Agreement earlier than the periods provided in Sections 6(a) or (c) or otherwise under this Agreement upon termination of employment shall be paid within five (5) days from the Date of Termination, or if later, satisfaction of the Release Condition, subject to compliance to the extent necessary with any timing requirements of Sections 409A of the Code.
7.    Confidential Information, Noncompetition and Cooperation.
(a)    Confidential Information. As used in this Agreement, “Confidential Information” means information belonging to the Employers which is of value to the Employers in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Employers. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know‑how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been developed by the management of the Employers. Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Employers, as well as other information to which the Executive may have access in connection with the Executive’s employment. Confidential Information also includes the confidential information of others with which the Employers have a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless the presence of such information in the public domain is due to breach of the Executive’s duties under Section 7(b).
(b)    Confidentiality. The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Employers with respect to all Confidential Information. At all times, both during the Executive’s employment with the Employers and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Employers, except as may be necessary in the ordinary course of performing the Executive’s duties to the Employers.
(c)    Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information,

which are furnished to the Executive by the Employers or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Employers. The Executive will return to the Employers all such materials and property as and when requested by the Employers. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive will not retain any such material or property or any copies thereof after such termination.
(d)    Noncompetition and Nonsolicitation. During the Executive’s employment with the Employers and for 15 months thereafter, regardless of the reason for the termination, the Executive (i) will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as hereinafter defined); (ii) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Employers (other than terminations of employment of subordinate employees undertaken in the course of the Executive’s employment with the Employers); and (iii) will refrain from soliciting or encouraging any customer or supplier with whom the Executive was in contact or conducted business during the Term to terminate or otherwise modify adversely its business relationship with the Employers. The Executive understands that the restrictions set forth in this Section 7(d) are intended to protect the Employers’ interest in their Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. For purposes of this Agreement, the term “Competing Business” shall mean any publicly listed REIT or non-listed, publicly registered REIT in the business of primarily owning, operating, acquiring or developing multifamily real estate properties within 35 miles of any real estate property owned, operated or developed by the Employers. The Executive acknowledges that her work with the Employers involves performing services relating to all multifamily real estate properties owned, operated or developed by the Employers. Notwithstanding the foregoing, the Executive may own up to one percent (1%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business.
(e)    Non-Disparagement. The Executive agrees that during and after her employment with the Employers, she shall not make any disparaging remarks concerning the Employers or any of their affiliates, subsidiaries or current or former officers, directors, shareholders or employees. The foregoing non-disparagement obligation shall not in any way affect the Executive’s obligation to testify truthfully in any legal, regulatory, or administrative proceedings. The Employers agree, upon the termination of the Executive’s employment with the Employers, to provide a professional reference for the Executive at the request of the Executive, in such form as may reasonably be requested by the Executive and consistent with the Employers’ obligation for truthfulness, unless the Employers terminate the Executive’s employment for Cause.
(f)    Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the

Executive’s engagement in any business. The Executive represents to the Employers that the Executive’s execution of this Agreement, the Executive’s employment with the Employers and the performance of the Executive’s proposed duties for the Employers will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Employers, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Employers any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party; provided, however, that this paragraph shall not apply to the Executive’s employment with Behringer Harvard or any materials or information attributable to such employment.
(g)    Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Employers in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Employers which relate to events or occurrences that transpired while the Executive was employed by the Employers. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Employers at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Employers in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Employers. The Employers shall reimburse the Executive for any reasonable out‑of‑pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 7(g). The foregoing cooperation obligation shall not in any way affect the Executive’s obligation to testify truthfully in any legal, regulatory or administrative proceedings.
(h)    Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Employers which might result from any breach by the Executive of the promises set forth in this Section 7, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 8 of this Agreement, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Employers shall be entitled, in addition to all other remedies that they may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Employers.
8.    Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise, but excluding equitable enforcement of restrictive covenants) shall, to the fullest extent permitted by law, be settled by arbitration in accordance with the JAMS Rules in Texas. Absent an award to the contrary that is consistent with applicable law, the fees and expenses of the arbitration shall be paid equally by each respective party, and each party shall be responsible for its/his own costs. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 8 shall be specifically enforceable.
9.    Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 8 of this Agreement, the parties hereby consent to the jurisdiction of the courts of the State of Texas and the United States District Court for the Northern District of Texas. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.
10.    Clawback. The payment and benefits provided to the Executive under Sections 2(b) and (c) of this Agreement shall be subject to clawback by the Employers (i) to the extent required by applicable law, or (ii) in the event the Executive’s intentional misconduct pertaining to any financial reporting requirement under the Federal securities laws results in the Employers being required to prepare and file an accounting restatement with the SEC, other than a restatement due to changes in accounting policy and any misconduct or failure by any person other than the Executive.
11.    Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.
12.    Withholding. All payments made by the Employers to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Employers under applicable law.
13.    Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death or disability prior to the completion by the Employers of all payments due her under this Agreement, the Employers shall continue such payments to the Executive’s beneficiary designated in writing to the Employers prior to her death (or to her estate, if the Executive fails to make such designation), or in the case of disability, her legal guardian or representative.
14.    Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
15.    Survival. Sections 7, 8, 9, 10, 11, 12, 14, 16, 17, 19 and 21 of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment; provided, however, that this Agreement shall not terminate until all amounts due

Executive are paid or otherwise provided to Executive, and provided further, that if the Executive remains employed by the Employers after the expiration of the Term, Sections 7(d), (e), (g) and (h) and Section 8 shall not survive.
16.    Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
17.    Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Employers or, in the case of the Employers, at their main offices, attention of the Board, or electronically to the Chairman of the Board.
18.    Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Employers.
19.    Governing Law. This is a Texas contract and shall be construed under and be governed in all respects by the laws of the State of Texas, without giving effect to the conflict of laws principles of such State. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Fifth Circuit.
20.    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.
21.    Successor to the Company and the Operating Partnership. Each of the Company and the Operating Partnership shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company or the Operating Partnership (including, but not limited to, in connection with any Change in Control or otherwise) expressly to assume and agree to perform this Agreement to the same extent that the Company or the Operating Partnership would be required to perform it if no succession had taken place. Failure of the Company or the Operating Partnership to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.
22.    Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.
BEHRINGER HARVARD MULTIFAMILY REIT I, INC.
By:    /s/ Mark T. Alfieri
Name: Mark T. Alfieri
Title:    President and Chief Operating Officer
BEHRINGER HARVARD MULTIFAMILY OPERATING PARTNERSHIP I LP

By:    BHMF, Inc.

By:    /s/ Mark T. Alfieri
Name: Mark T. Alfieri

Title:	President and Chief Operating Officer
/s/ Margaret Daly
Margaret Daly

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